UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

VOXELJET AG

(Exact name of registrant as specified in its charter)

Federal Republic of Germany	Not Applicable
(State or other jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Paul-Lenz Straße 1b

86316 Friedberg, Germany

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

(Title of each class to be so registered)	(Name of each exchange on which each class is to be registered)
American Depositary Shares, each representing one ordinary share Ordinary shares, €1.00 nominal value per share*	The NASDAQ Capital Market The NASDAQ Capital Market*

*                 Not for trading, but only in connection with the listing of the American Depositary Shares on the NASDAQ Capital Market.  The American Depositary Shares represent the right to receive the Ordinary Shares and are registered under the Securities Act of 1933, as amended, pursuant to a separate Registration Statement on Form F-6, as amended (Registration No. 333-191526).

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ⌧

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ◻

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ◻

Securities Act registration statement or Regulation A offering statement file number to which this form relates:                                    (if applicable)

Securities to be registered pursuant to Section 12(g) of the Securities Exchange Act: None.

EXPLANATORY NOTE

This Registration Statement on Form 8-A is being filed by voxeljet AG (the “Company”) in connection with the registration of its American Depositary Shares (the “ADSs”), each representing one ordinary share, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and the transfer of the listing of the Company’s ADSs from the New York Stock Exchange to the NASDAQ Capital Market.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.         Description of Registrant’s Securities to be Registered.

The description of the ADSs of the Company is set forth as included under the caption “American Depositary Shares” in Exhibit 2.4 of the Company’s Annual Report on Form 20-F, as filed publicly with the Securities and Exchange Commission (the “Commission”) on May 7, 2020 and amended on May 13, 2020, and as may be subsequently amended from time to time, is hereby incorporated by reference.

Item 2.         Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on the NASDAQ Capital Market and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

VOXELJET AG

Date: August 28, 2020	By:	/s/ Dr. Ingo Ederer
	Name:	Dr. Ingo Ederer
	Title:	Chief Executive Officer